UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2013

(Exact name of registrant as specified in its charter)

Nevada	333-149446	26-1929199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 South Pointe Dr., Suite 100, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 655-1677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 - Creation of a Direct Financial Obligation

Voice Assist, Inc. (the “Company”) incurred the following unsecured debt obligations.

On August 16, 2013, the Company executed an unsecured promissory note (the “Note”) in the principal sum of $126,300.00, upon which interest shall accrue at a rate of five percent (5%) per six (6) month period, which Note shall be due and payable upon demand at any time on or after January 16, 2014.

Item 3.02 - Unregistered Sale of Equity Securities

The Company sold shares of common stock in the Company (“Common Stock”) in accordance with the following transactions.

Issuance of Convertible Debt

On May 10, 2013, the Company issued a secured convertible promissory note (the “Note”) in the principal sum of $123,000, upon which interest shall accrue at a rate of ten percent (10%) per ninety (90) day period, and which shall be due and payable upon demand at any time on or after ninety days. The entire principal amount of, and accrued but unpaid interest on, the Note may, at the holder’s sole discretion, be converted into restricted Common Stock at nine cents ($0.09) per share. The loan is secured by 150% of the value in common stock at nine cents ($0.09) per share.

On July 18, 2013, the Company issued a secured convertible promissory note (the “Note”) in the principal sum of $63,000, upon which interest shall accrue at a rate of ten percent (10%) per ninety (90) day period, and which shall be due and payable upon demand at any time on or after ninety days. The entire principal amount of, and accrued but unpaid interest on, the Note may, at the holder’s sole discretion, be converted into restricted Common Stock at nine cents ($0.09) per share. The loan is secured by 150% of the value in common stock at nine cents ($0.09) per share.

On July 15, 2013, the Company issued a secured convertible promissory note (the “Note”) in the principal sum of $13,000, upon which interest shall accrue at a rate of ten percent (10%) per ninety (90) day period, and which shall be due and payable upon demand at any time on or after ninety days. The entire principal amount of, and accrued but unpaid interest on, the Note may, at the holder’s sole discretion, be converted into restricted Common Stock at eight cents ($0.08) per share. The loan is secured by 150% of the value in common stock at eight cents ($0.08) per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE ASSIST, INC.

By:	/s/ Michael Metcalf
Michael Metcalf, Chief Executive Officer

Date: August 19, 2013